Exhibit 99.1

Event ID: 1732678

Culture: en-US

Event Name: Q2 2008 The Mosaic Company Earnings Conference Call

Event Date: 2008-01-09T15:00:00 UTC

P: Operator; ;

C: Christine Battist; The Mosaic Company; Director, Investor Relations

C: Larry Stranghoener; The Mosaic Company; EVP, CFO

C: Jim Prokopanko; The Mosaic Company; President, CEO

P: David Silver; JPMorgan; Analyst

P: Marshall Reid; Banc of America Securities; Analyst

P: Edlain Rodriguez; Goldman Sachs; Analyst

P: Don Carson; Merrill Lynch; Analyst

P: Brian Yu; Citigroup; Analyst

C: Rick McLellan; The Mosaic Company; SVP, Commercial

P: Mark Connelly; Credit Suisse; Analyst

P: Mike Judd; Greenwich Consultants; Analyst

P: Charles Neivert; Morgan Stanley; Analyst

P: Bob Goldberg; Scopus Asset Management; Analyst

P: David Sotnick; Barclays; Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen and welcome to The Mosaic Company’s fiscal 2008 second quarter earnings conference call. At this time, all participants have been placed in listen-only mode. The floor will be open for questions following today’s presentation. Your host for today’s call is Christine Battist, Director of Investor Relations of The Mosaic Company. Please proceed, ma’am.

Christine Battist: Thank you and welcome to Mosaic’s fiscal 2008 second quarter conference call. Joining us for the call this morning are: Jim Prokopanko, President and Chief Executive Officer, Larry Stranghoener, Executive Vice President and Chief Financial Officer, as well as other members of Mosaic’s executive management team.

Before I turn the call over to Larry for opening remarks, I have two reminders. First, we will use slides during the conference call today. You may view the presentation slide simultaneously with the audio webcast. The presentation slides are available on our website at mosaicco.com/investors. The slides enhance our conference call but are not a requirement for the call. Contact us after the call if you are unable to download the slides and we will send them to you.

Second I will remind you of our Safe Harbor Statement. Statements made during the conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about future financial and operating results. These statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. The remarks made during the conference call are made based upon information and understandings that are believed to be accurate as of today’s date, January 9th, 2008. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is included in our press release issued today and in our reports filed with the Securities and Exchange Commission.

This call is the property of Mosaic. Any distribution, transmission, broadcast, or rebroadcast in any form without the express written consent of Mosaic is prohibited.

With that as important background, I will turn the call over first to Larry Stranghoener, who will review the second quarter results. Following that Jim Prokopanko will discuss our outlook for the remainder of the fiscal year.

Larry Stranghoener: Thank you, Christine and good morning to everyone. We appreciate the opportunity to share our results in these dynamic and evolving times in the fertilizer industry.

As Christine mentioned, I will briefly address some highlights from our fiscal 2008 second quarter financial results as well as update certain elements of our financial guidance.

We had another quarter of strong performance and results. Our net earnings for the second quarter ended November 30, 2007, were a record $394 million or $0.89 per diluted share. Our impressive net earnings this quarter represent a $328 million increase over the prior year and we have surpassed all earnings records since Mosaic was formed in 2004.

These results were primarily driven by higher phosphate and potash selling prices and realizing the benefits of favorable industry conditions in the Offshore segment.

Our average second quarter DAP selling price was $417 per tonne, which is $174 per tonne higher than the prior year and $10 per tonne higher than from the first quarter. The average potash selling price was $171 per tonne, increases of $29 and $11 per tonne from the prior year and prior quarter, respectively. We expect realized selling prices to continue to climb for the remainder of fiscal 2008 due to a strong global demand environment for crop nutrients and rising raw material costs.

There are several specific items impacting our results for the second quarter that I would like to mention:

First, we realized a substantial improvement in gross margin, which equaled 28.4% for the second quarter compared to 10.5% a year ago, despite increased sulfur costs in our Phosphates segment and increased brine inflow cost at our Esterhazy potash mine. This dramatic improvement is a result of higher prices to be sure, but also demonstrates the inherent operating leverage of our business and our ability to operate our mines, plants and supply chains efficiently and at high operating rates. Our focus on execution is serving us well in this time of strong demand.

Second, I am happy to report that we generated $543 million of cash flow from operations in the second quarter, an increase of nearly $400 million from the same period last year. As you know, we have focused on cash flow as a key metric since the inception of Mosaic and it is gratifying to deliver such strong results.

Third, we had $45.5 million in equity earnings in our non-consolidated entities in the second quarter compared with $15.4 million a year ago. The increase in equity earnings from Fosfertil is the result of strong Brazilian agriculture market fundamentals. Additionally our equity investment in Saskferco generated strong earnings, primarily the result of higher nitrogen selling prices. We expect continued favorable results from these investments and are increasing our guidance for equity earnings in non-consolidated subsidiaries to a range of $90 million to $120 million for fiscal 2008.

Next, we recorded certain tax benefits, specific to the second quarter, totaling $35.9 million, or $0.08 per share, related primarily to utilization of foreign tax credits. We expect an additional one-time tax benefit in the third quarter related to the impact of Canadian federal tax rate reductions on deferred tax liabilities of about $30 million. Excluding these one-time benefits, we continue to expect an effective tax rate in the low 30% range for fiscal 2008. Our substantially improved U.S. profitability is allowing us to more fully utilize existing tax attributes and enjoy a lower effective tax rate.

In addition, we had a $10.3 million charge this quarter due to a change in estimated asset retirement obligations on certain closed Phosphate facilities in connection with our May 2006 restructuring.

Finally, there were unrealized foreign currency transaction losses of $52.4 million or approximately $0.09 per share in the second quarter. This is a direct result of the substantial strengthening of the Canadian dollar during the second quarter. As you may recall, because this line on our income statement primarily represents non-cash, non-economic exposure, we choose not to spend money to hedge it.

Our total debt at the end of November 2007 was $1.7 billion, a substantial decrease from one year ago, resulting in a debt-to-capital ratio of 25% at the end of the quarter. We prepaid $450 million of debt in the second quarter and, collectively, we have prepaid $1 billion of debt since May 1st, 2007, including a recent prepayment of $150 million in late December. This represents a major milestone for Mosaic, which has again been recognized by the credit rating agencies. In early November, Fitch upgraded our corporate credit rating to BB+. This is just one notch below our investment grade goal. As you may recall from our first quarter call, Moody’s had previously upgraded us to a similar level.

Our second quarter capital expenditures were $79.1 million compared with $32.7 million a year ago. We still anticipate that we will incur $360 million to $400 million of capital expenditures in fiscal 2008.

Mosaic’s selling, general and administrative expenses were $79.8 million in the quarter compared to $70.4 million a year ago. The increase was primarily related to higher incentive compensation accruals, post-implementation and depreciation costs related to our enterprise resource planning system implemented last fiscal year and other external consulting fees. Our fiscal 2008 guidance for SG&A remains between $280 million and $300 million.

Now, let me turn to some updates to our guidance regarding sales volumes and pricing as summarized on slide number one. We continue to forecast our phosphate sales volumes to range between 8.6 million and 9.1 million tonnes for this fiscal year. Prices are rising and our third quarter pricing for DAP FOB plant is estimated to be $470 to $480 per tonne, an increase from $417 for the second quarter. Note that spot prices moved well beyond these levels toward the end of the quarter and we expect price realizations to move significantly higher in the fourth quarter.

For Potash, we continue to forecast our sales volumes to range between 8.5 million and 9.0 million tonnes for this fiscal year. Here, too, prices are up and our third quarter pricing for potash FOB plant is estimated to be $190 to $200 per tonne, compared with the second quarter average of $171 per tonne.

As with Phosphates, prices in the fourth quarter should continue to increase, and we recently implemented an $80 price increase for domestic potash effective March 1st.

We expect continued strong year-over-year comparisons and outstanding full-year results. With that said, as the curmudgeonly CFO I want to add two cautionary comments about our third quarter outlook. First, note that our third quarter typically is the slowest seasonal point for Offshore and Phosphates sales volumes, and we anticipate this trend again this year. Second, we anticipate further increases in sulfur costs, which will pressure Phosphates gross margin in the third quarter compared to the second quarter.

That concludes the highlights of our financial performance for the second quarter and guidance for the third quarter.

Now, let me turn it over to Jim.

Jim Prokopanko: Thank you, Larry. I will provide an outlook for the rest of the fiscal year and highlight market prospects and opportunities for Mosaic during the next several years.

Prospects for our main businesses during the rest of the fiscal year look outstanding. Agricultural commodity prices continue to climb, bolstering farm economics and nutrient demand in all corners of the globe. We see no signs of a let up in momentum in either grain or crop nutrients markets as we start the New Year, and I believe it is fair to say that most analysts expect more upside than downside risks in these ag markets during the next several months.

The recent increases in crop prices are noteworthy. Let’s move to slide two. During our last conference call on October 9th, I indicated that the 2008 new crop prices of corn, wheat, and soybeans were trading at extraordinarily high levels and an intense battle for acreage was likely to occur next spring. At that time the 2008 new crop price of corn was about $4 per bushel; the new crop soybean price was roughly $9.50 a bushel, and the new crop price of wheat was approximately $6.70 per bushel.

Needless to say, crop prices have moved even higher since then due to a combination of continuing strong global demand and concerns over the size of the southern hemisphere crop. Today new crop prices for these three commodities are trading at approximately $4.96, $11.81 and $8.40 per bushel, respectively. The $0.96 per bushel increase in the price of corn during the last few weeks will generate additional farmer revenue of $173 per acre assuming a yield of 180 bushels per acre. That obviously will help farmers pay higher fuel, seed, and fertilizer bills this year.

There have been questions about farmer affordability of crop nutrients. I want to put the cost of crop nutrients into perspective. Let’s look at slide three. We estimate that a farmer would have to sell 26 bushels of corn at today’s 2008 new crop price in order to pay for fertilizer purchased at current spot prices and applied on each acre of corn planted this spring. To put that in perspective, the per acre cost of fertilizer calculated in bushels of corn has averaged about 23 bushels during the last five years and ranged from just 19 bushels in 2003 and 2007 to as high as 30 bushels in 2005.

Yes, crop nutrients are expensive today, but farmers are seeing record crop prices at the same time and are getting a great return for their fertilizer investment.

Phosphate and potash fundamentals remain exceptionally strong in both the near and medium terms as shown on slide four. The current spot price of diammonium phosphate, or DAP, loaded on a vessel in Tampa has increased to $610 per metric tonne, up from $450 per tonne in mid-October. And by the way, yesterday, we closed on an export DAP sale for February shipment at $685 per metric tonne loaded in Tampa.

Regarding potash, the current spot price of blend-grade potash delivered to Brazil has climbed to more than $400 per tonne, up $100 per tonne from levels just a few months ago.

In the case of potash, supply continues to struggle to keep up with galloping demand as evidenced by extremely low stocks held by North American producers at the end of the fall season. This situation likely will persist until additional capacity comes online over the next few years. As a result, market prices continue to increase significantly in all major markets.

Then there’s China. We believe our Chinese customers recognize the new reality of world potash pricing and we know that in-country stocks of potash in China are tight. Canpotex is not now in formal negotiation with the Chinese, however, we believe an agreement can be reached in China in the first quarter of 2008. In the meantime, no new shipments will be made to China except for carry-over shipments from last year’s contract. There’s very strong demand in both the other international markets and here in North America with willing buyers for the tonnes that China will miss in the first quarter.

The phosphate situation and outlook is similar to that of potash. U.S. producers reported holding the lowest inventories in modern history at the end of the North American fall season. More importantly, large increases in the market prices for phosphate rock and phosphoric acid in 2008 will dramatically boost costs for nonintegrated producers that still account for almost one-third of global phosphate production. Note that substantially higher sulfur costs, particularly outside of North America, are also underpinning higher phosphate selling prices. All of these changes in raw material costs have combined to dramatically improve our global competitiveness. We believe our established supplier partnerships, our scale, and infrastructure investments in sulfur give us a competitive advantage over our competition.

Finally after surging to unprecedented levels last year, phosphate exports from China will likely drop in 2008 due to domestic Chinese needs, and government policies designed to keep more product at home for local farmers. We estimate that the Chinese market is short of phosphate, and government planners, who are battling serious food inflation, are expected to make every effort to produce a record crop in 2008, which will require local farmers having ample supplies of crop nutrients.

These indeed are heady times for agriculture and the crop input businesses. We have noted on several occasions that this is not a one-year phenomenon caused by weather-related supply shocks. Rather it is a multi-year upturn driven by strong and sustainable demand pull factors.

Grain and oilseed markets are sending strong price signals to farmers to plant more acres and boost yields in order to meet accelerating demand. That has resulted in increasingly robust nutrient demand forecasts. The most recent estimates and forecasts from the International Fertilizer Industry Association now indicate that global nutrient use will increase 13%, or almost 20 million metric tonnes, during the three years from 2006 through 2008. That is nearly the equivalent of adding another United States to global demand.

Now let’s move on to slide five. Agriculture has an impressive track record of productivity growth and efficiency gains. For example, the real price of corn has trended down over time reflecting the tremendous growth in productivity. Although we have seen a recent uptick in the prices of ag commodities, we have seen a steady drop in the inflation adjusted cost of ag commodities over nearly 40 years.

Now turning to slide six, average U.S. corn yields have increased from less than 80 bushels per acre as recently as 1970 to more than 150 bushels per acre today. This works out to be 1.7% annual growth in per acre corn yields. At the same time, nutrient use efficiency has also improved dramatically. U.S. farmers applied almost three pounds of nutrients per bushel of corn in 1970 compared to just more than 1.5 pounds per bushel of corn today.

We expect these on-farm productivity gains to continue. Recently Rob Fraley, the Chief Technology Officer at Monsanto, predicted in a “Business Week” cover story that corn yields would reach 300 bushels per acre by 2030. We place our bet on agricultural innovation and technological advances to generate productivity and efficiency gains which will keep the agricultural sector thriving for years to come.

So, given these extraordinary fundamentals, how is Mosaic playing to win?

In Potash, we have a readily available and cost-effective asset base that enables us to bring on production quickly through brownfield expansions. Our expansion of 1.1 million tonnes in Esterhazy last year demonstrated that we can expand capacity at one of the lowest per tonne capital costs in the industry. Additional expansions are already underway at our Colonsay and Belle Plaine operations, and we are thoughtfully mapping out additional opportunities.

In Phosphates, our vertically integrated enterprise provides us tremendous opportunity, from our owned rock mines to our world scale concentrate plants through to our global supply chain network. In the medium term, we view Phosphates with the potential to be the strongest of the three major nutrients. As the largest producer of phosphates in the world we are positioned to fully leverage the opportunities ahead of us.

To complement our Phosphates and Potash production businesses we have a global distribution network consisting of port, storage and plant facilities in key locations that play an integral role in distributing our products to our valued customers. Just as important, we have diverse, on the ground teams to serve these customers and stay ahead of the emerging customer and marketplace trends.

What does this mean for our customers, our investors and our employees? It means that Mosaic has a unique business mix with world scale and exceptional potash mines and mills, the world’s leading phosphate production business positioned to generate unprecedented earnings, and a noteworthy international footprint that complements these businesses very well. No other crop nutrition company has the breadth, scope, and reach of Mosaic, and we, more than others, are well positioned to deliver solutions and capture value in the dynamic times ahead.

In conclusion, we look forward to the opportunities that are ahead of us at Mosaic. 2008 should be an exciting year as we wisely use the cash flow we have generated to improve our operational efficiencies, pursue growth opportunities based upon our strategic plan, and continue on our path to reach investment grade. All of this will create value for our employees, customers and shareholders.

Thank you. And back to you, Christine.

Christine Battist: Thank you, Jim. Now, operator, would you please open the phone lines for questions.

+++ q-and-a

Operator: (OPERATOR INSTRUCTIONS) Questions must be submitted at this time. Questions will be taken in the order received. (OPERATOR INSTRUCTIONS)

And your first question comes from the line of David Silver of JP Morgan. Please proceed.

David Silver: Yes, hi. Good morning. Jim, I had a question about potash pricing, and in particular, I was looking at slide four in your presentation where you seem to kind of point to delivered prices into Brazil of $350 or more beginning in the middle of ‘07. And I am try to go relate that market price or market dynamic to the seemingly much lower guidance of $190 to $200, FOB the mine, for shipments, I guess that takes you through February of 2008. So is there something company-specific or is there some meaningful time lags? But can you discuss maybe why seemingly you are indicating your potash prices — realized prices are going to lag what you have as the bench — some benchmark market prices by such a wide margin?

Jim Prokopanko: Sure, David. This is an issue we have addressed and continue to explain is that a sale today typically doesn’t get shipped for about 12 weeks, something in that range. Anywhere eight to 16 weeks later before it shows up as a sale and revenue on our books. So what we are posting today and for the next couple of weeks are products that we sold back in—would be October, November time period. And at that time prices weren’t at where they are today. So it is just a matter of some catch up before we get to those kind of — to the kind of spot levels you see posted today.

Larry Stranghoener: David, I would add too that we have a mix of products we sell in potash, including industrial products and K-Mag, a specialty product, that are currently priced below agricultural market prices.

David Silver: Okay. And if I could ask a question about sulfur, the markets both in the Gulf and offshore are pretty volatile right now. And this is probably an issue of increasing importance for you guys. And I am just wondering if you could characterize, not just the price, but maybe your feelings about the availability of sulfur sufficient to kind of maintain running your DAP operations at the rate you indicate. In other words is there any risk that maybe some middlemen get a sharp idea of taking some $250 a tonne sulfur from the Gulf and shipping it into offshore markets where the selling prices are much higher? Thanks.

Jim Prokopanko: Okay. David, yes, this is an area of concern for us, absolutely. What is happened is, one, we’ve on one hand had strong demand for sulfur. As a result of a strong fertilizer complex about 85 to 90 percent of the sulfur in North America goes to fertilizer use. That has been complicated with what seems like an epidemic of plant outages and plant disruptions at refiners and gas processors. Unnatural, unusual to see this happening. And we think it is a — just a transitional thing we are going through. These plants are getting back online. We are seeing more and we expect 12 and 24 months out, more production, sulfur production coming on stream.

But in the meantime we are going through some tough times. The North American market is largely a molten market, whereas the international market is a solid market. To take product from molten form to solid form requires some granulation capacity, some shipping capacity, logistics capacity that aren’t in place now. And we think it’s going to be — it would be very difficult for anyone to move molten products into the international markets. Now on to your point, do we have a risk of supply disruption? Well, if there’s no sulfur tomorrow we would have that problem. We are staying ahead of it. We are going after all sorts of alternatives, and to this point our suppliers have been able to keep our plants up and operating and with our molten barges, our handling facilities with the inventories, we don’t see a near-term risk in shutting down production as a result of lack of sulfur.

David Silver: Thank you very much.

Operator: And your next question comes from the line of Marshall Reid of Banc of America. Please proceed.

Marshall Reid: Good morning. Just a couple of questions. I guess back on David’s question. Are you guys getting all the sulfur you need to run your plants at full rates, and do you think maybe your competitors are having trouble sourcing sulfur and they may be forced to cut back operating rates here which could tighten up the market here?

Jim Prokopanko: Yes. We are getting all that we need to operate our plants. We would like to of course get a little more and build a buffer. Maybe we are not building the buffer, but we have a good inventory stock of sulfur in place. We are the largest consumer of sulfur in North America and I think we are getting — I would like to believe we are getting that due kind of respect from our suppliers. As far as what our competitors are facing, I just don’t have any idea what situation they’re in and what they’re facing in terms of their supply-demand balance on sulfur.

Marshall Reid: Okay. On phosphates you mentioned rock and sulfur costs are going up dramatically. Based on current selling prices in various regions, what do you think the response will be from nonintegrated producers? Could we see production curtailed until prices rise here and how high do you think DAP prices need to go in order to make it attractive for nonintegrated producers to keep running here?

Jim Prokopanko: You put your finger on a real challenge for these nonintegrated producers. Those — and nonintegrated what we mean are those that don’t own their own rock reserves. Sulfur is a different situation. I will make a point about that in a moment. But North America if you don’t have your rock — have your own rock, you’re paying — you could be paying as high as $200 a tonne FOB Morocco, whereas Mosaic has their own rock reserves and our own rock mines in Florida that feed our facilities. So that’s going to be a challenge and we expect they will have to — their response will be to pass those higher costs on to the consumer of the product. I don’t think there’s any phosphate producer that is an integrated sulfur producer as well, so we are all liable to the same market dynamics and the same market pricing more or less on sulfur. A difference — an important difference here and this is where I think Mosaic is so well positioned is North America we are paying and you see the most recent posted sulfur prices and that’s $250 a long ton range, China is paying — or India has just recently concluded some contracted at $550 a tonne. Morocco has concluded a sulfur contract at over $400 a tonne. You look at that differential and call $550 versus $250 — $550 India versus $250 the U.S. $300 a tonne differential in the sulfur price and at .4 of a tonne of sulfur in a tonne of phosphates. That’s $120 a tonne cost advantage to Mosaic over our producer and granulator in India and $80 a tonne differential advantage to those versus Morocco. So North American producers are in a good position.

Marshall Reid: Any thoughts on how high DAP prices need to go here in order to cover those costs offshore?

Jim Prokopanko: How high DAP costs —

Marshall Reid: DAP prices needs to go?

Jim Prokopanko: Well, we are — they will go to — before I’ll ask Rick McLellan, our Commercial Manager who thinks about this a lot, to help with that answer.

Rick McLellan: Thanks, Jim. I think what we are seeing is a reflection of these new costs in the pricing FOB Tampa today where yesterday we closed on $685 a metric into the South American market. Clearly, it is going to be a factor of when contracts for both sulfuric and — for phosphoric acid get done in the major markets such as India that will set the underpinning for what phosphate prices are going to do. But they have room to go up from the $685.

Marshall Reid: Okay. One more question and I will get back in queue. Just on phosphates again. Costs are going up for you guys this quarter, but so are selling prices. Although maybe not to the extent that the spot market would suggest. Could we see gross profit per tonne decline sequentially in phosphates this quarter?

Larry Stranghoener: Yes, that’s possible, Marshall, in the third quarter. And it is simply a timing issue. We will see very significant pricing increases by the fourth quarter that will more than offset the expected increases in sulfur costs by then. But it may be more of an issue in the third quarter.

Marshall Reid: Okay. That’s helpful. Thanks, guys.

Operator: And your next question comes from the line of Edlain Rodriguez of Goldman Sachs. Please proceed.

Edlain Rodriguez: Good morning, guys. One quick follow up on sulfur. How long are your contracts and how often do those contracts get repriced?

Jim Prokopanko: Our contracts are three month contracts. That’s about the industry standard. And we renegotiate every three months, a couple months — couple of weeks before the end of that contract to set the new price.

Edlain Rodriguez: Okay. That’s fine. Another question on products, the cost for Esterhazy, the brine costs. Can you talk about what we have seen, what we should see going forward, how much is left in terms of those costs?

Larry Stranghoener: Yes. We are spending roughly $10 million to $12 million, $13 million a quarter in the first half of the year. That will likely slack off somewhat as we move into the second half of the year. We have been spending a lot of money on pumping capacity and running those pumps and to great effect we believe as well. But you should start to see those costs coming down. And remember this became a major issue last year at about this last time. So, on a year-over-year basis in the third quarter you should see improvement this year versus last.

Edlain Rodriguez: Okay. Just going back to the DAP margin issue again. If I listen to what you said correctly, you expect that margin contraction issue to just be a third quarter issue and by the fourth quarter you should be back to prices —

Larry Stranghoener: Yes. I am just pointing out that there’s a lag effect. We are seeing these significant increases in sulfur costs hitting us in the third quarter. We are seeing an increase in prices but not to the extent that prices will increase come the fourth quarter. And by the time we get to the fourth quarter we would expect the increase in selling prices to more than offset the expected increases in sulfur costs.

Edlain Rodriguez: Okay. So it is a temporary issue. Okay. Thank you very much.

Larry Stranghoener: It is only a temporary lag issue with respect to prices and cost.

Edlain Rodriguez: Thank you.

Operator: And your next question comes from the line of Don Carson of Merrill Lynch. Please proceed.

Don Carson: Yes, thank you. Jim, a couple of questions on the capacity outlook both for the industry and yourself. I don’t believe you talked at all about any plans to increase phosphate capacity or bring back online some of the capacity you idled back in May of 2006. So I’m wondering if you could address that. And secondly, on potash, when do you expect the Esterhazy share that goes to a co-producer to revert back to Mosaic?

Jim Prokopanko: On phosphate we are running our plants well and near capacity, which is in the high 80% close to 90% capacity utilization range, which for fertilizer facilities I call operating at full capacity. We are looking to debottleneck some of our phosphate operations. And we do consider from time to time bringing on additional phosphate production. We are going to be very thoughtful about doing that and it’s going to be within line on what the demand factors are for phosphate. So if we do plan to open a facility you will hear about it.

Don Carson: And on Esterhazy? When that reverts back to you.

Jim Prokopanko: Yes. On Esterhazy potash expansion, we have an expectation that it’s going to be no later than 2013 that that product comes back to The Mosaic Company. We believe it could happen earlier, but it is a really bit of a complicated calculation to understand what the reserve amounts were that the other potash company had access to. And we are working with them to resolve what that specific date is, but no later than 2013 and expected to happen earlier than that.

Don Carson: Okay. And then a broader question on use of cash flow. I mean obviously it is only a question of time until you get to investment grade rating. You’re there financially, obviously it takes rating agencies a while to respond. But you are going to be generating a lot of cash. You talk about growth opportunities. Are these growth opportunities above and beyond just potash and phosphate capacity expansions? What specifically do you mean, and what’s your time frame for starting to return some cash to shareholders starting with the dividend and moving on to share repurchase?

Jim Prokopanko: Good questions, Don. First of all, it is — you are right. We, our first objective is to get to investment grade. And we believe that our balance sheet today is very much deserving of an investment grade rating. Priority investments beyond building the balance sheet is, number one, expansion of our potash business with some very attractive brownfield projects, many of those have been announced. Second, reinvestment in our phosphate operations, improve efficiencies, improve operating rates and to enhance our mining capabilities of the Phosphates business. Third, I think there could be some opportunities to expand phosphate mining and production outside of North America, and then there’s a variety of other opportunities that we continue to pursue. It has been talked about in the past, uranium processing in our Florida facilities, development of the land in Florida, and beyond that, dividend policies and so on, returning money back to shareholders. It is a question we are asking ourselves. We have a group looking at an ideal capital structure for Mosaic. And once those folks complete their deliberations, you will hear more from us about what we may intend in regards to dividend and capital structure.

Don Carson: Okay. Thank you.

Operator: And your next question comes from the line of Brian Yu of Citi. Please proceed.

Brian Yu: Thank you, and good morning, guys. A question for you on the forward sales again, going back to David’s question. Given how tight the markets are, is there an opportunity to not sell forward as much and what is the minimum lead time you need for logistical purposes.

Jim Prokopanko: I will let Rick McLellan address that.

Rick McLellan: Yes. Very good question, Brian. And to clarify some things we have the majority of our phosphate and potash for the fourth quarter to sale. We recently announced the potash increase domestically and we will start to sell into that. The thing we have to be careful on is making sure that we have agreements in place to get product to our customers when they need it, both domestically and internationally. And that’s part of the reason why we do go ahead and book a good solid forward book into place.

Brian Yu: Okay. And so what would be the minimum lead time required just for logistical purposes?

Rick McLellan: On the export side, at least a month, and domestically, four to six weeks. That would be the minimum.

Brian Yu: Okay. So, Jim, going back to what you said earlier about booking sales that don’t ship for eight to 16 weeks. Is there an opportunity there to bring in some of those lead times again because your inventories are so low and it doesn’t seem like there’s a lack of demand with the available supply out there?

Jim Prokopanko: That’s correct. And we have until the markets had stabilized over December we had really pulled in our horns and weren’t making sales until we had a better understanding of what the market dynamics are. But it is, it is tough to raise the price without having some base sales to reference. And we’ve got customers we have to serve and the best time to sell a customer is when they’re buying. And we are using our judgment as to when that best time is, and I think our commercial team has done an extraordinary job at keeping our customers supplied and managing prices in balance with what the S&Ds are showing us.

Brian Yu: Okay. Good answer. Thanks. And this is more of a question for Larry. In the past, you have always disclosed what the mark-to-market derivatives gains or losses were. And it was absent this quarter. Is it nonmaterial?

Larry Stranghoener: It is nonmaterial, de minimus numbers this quarter. Christine can give you the exact numbers if you would like. But they’re in the range of $5 million to $6 million.

Brian Yu: Okay. Great. Thanks, guys.

Operator: And your next question comes from the line of David Sotnick of Barclays. Please proceed.

David Sotnick: Hi, guys. Just some — getting back to use of cash flows. And I will skip that since you answered that quite well. You did mention though that you are looking at the complete plan in terms of what the capital structure should look like and dividends and all that. Is there any timing on when that plan is expected? Is it by the next call or —

Larry Stranghoener: Well, this is being done in conjunction with the strategic planning that we’ve discussed with you before. Now that we have a better understanding of our strategic game plan, where we want to go over the next three to five years, it is appropriate to determine what the capital structure is to support that plan. What should our cash allocation policy be given that plan. So it is very much a work in process, and we will keep you updated. It is something that I am very anxious to bring to a conclusion relatively soon as has been pointed out here. We are awash in cash right now. Business is performing extremely well. We are generating a lot of cash. We expect to continue to generate a lot of cash. It is unlikely that we will seek to pay down additional debt. We think we’ve probably accomplished what we wanted to accomplish on our march to investment grade. That all puts a finer point now on us coming to some conclusions about our cash allocation policy. So we are anxious to bring that work to conclusion, and when we do, we will share that with you.

David Sotnick: Okay. Is there — can you say if there’s anything left, or can you tell us what’s left on the term loan?

Larry Stranghoener: There’s very little left on the term loans that we took out last year at this time. So there may be some tag ends of some bonds, it may make sense to buy back at some point, but we again, I’ll repeat, we have largely accomplished what we wanted to accomplish with regard to debt repayment.

David Sotnick: Yes, I understand. I am just trying to understand what the rating industries are waiting for, if they’re — plan Because it—- based on the fact that there are a bunch of other, I don’t know, based on what has happened, it is just — it’s hard to looking at your competitors and where they’re rated. Can you say anything about plans to meet with them again soon, now that earnings are out, or you have already, or —

Larry Stranghoener: We are regularly in contact with the rating agencies. I think that everybody on the call understands that we will have the metrics we need long before that is acknowledged by the rating agencies. And that’s typical of the process that we have to go through. I think the agencies want to see some sustainability of results. We don’t think we have any difficulty demonstrating that these results should be sustainable, as Jim highlighted in his comments. So we will continue to meet with them regularly to ensure they understand the dynamics of the business, the outlook that we have, and I am sure in good time that they will acknowledge what has been happening here and what’s likely to continue to happen.

David Sotnick: Okay. Please do accelerate this.

Larry Stranghoener: Okay.

David Sotnick: Thank you.

Operator: And your next question comes from the line of Mark Connelly of Credit Suisse. Please proceed.

Mark Connelly: Thank you. As we look at your potash cost it looks like they’re better this quarter, and you have talked about improving efficiency and phosphates operations. Can you give us a broader sense of how you think operations are moving forward at Mosaic right now? Obviously, we had bumpiness over the last couple of years. I am just wondering if you can put some color around how things are working internally right now.

Jim Prokopanko: Things are much improved this last, these last couple of quarters. We are finding much more stability, getting our — finding our pace with our operations and on occasion we do have an occasional bump in the road, but these bumps are becoming smaller bumps, and I think we have got a strong operational leadership group at our facilities and we are seeing some lowest costs as a result of higher operating rates, good absorption of those costs and we continue to drive for that. I have said on previous calls that operational excellence is important in this business. And we are applying that due consideration and the effort and the time to ensure that we are getting there. So right now we feel we are getting better. We are not at where we want to be and we think there’s room to improve.

Mark Connelly: Okay. That’s helpful. Thank you.

Operator: And your next question comes from the line of Mike Judd of Greenwich Consultants. Please proceed.

Mike Judd: Yes. In terms of your volume projections for this current quarter, they have been pretty much flat for the last time you provided those — that update. I am just wondering if you think there could be some upside to those numbers. Thank you.

Jim Prokopanko: Well, you are correct. We are seeing our guidance stays in the range that we have been — started the year with. And that’s not changing and I commented earlier that we are operating at pretty high operating levels, rates, and we expect to continue that for the balance of the year. And as much of the industry is, there just isn’t much free capacity to improve — increase the production at potash or phosphate for that matter. Everything we can produce is being sold.

Mike Judd: Thanks a lot.

Operator: And your next question comes from the line of Charles Neivert of Morgan Stanley. Please proceed.

Charles Neivert: Morning. Just had a couple of quick questions. You had talked about 20 million tonne increase in fertilizer consumption over the period of ‘06 to ‘08. Between ‘06 and ‘07 how much of that has been let’s say completed and what’s left for out in the 20 million?

Jim Prokopanko: Out of the 20 million, I think that I was referring to a nutrient tonne measurement —

Charles Neivert: Right.

Jim Prokopanko: — of a three year — over a three-year period.

Charles Neivert: Right. So how much of it is done over the two years? We are done with two of the years. That leaves us with one. How much — what’s left of that?

Jim Prokopanko: 30%. Let’s say it is going to be pretty much divided over the three years.

Charles Neivert: Okay. And as far as forward sales, you said -- you had mentioned I think in your release that a lot of your sales were into North America less into the foreign markets. Do you think North America can continue to absorb at the rate it has been into the coming quarter, I guess, which that is usually a stronger North American quarter than foreign quarter? Have you in effect sold —

Jim Prokopanko: Overall, our sales annually are about 2/3 international, 1/3 domestic North American. And we are convinced that at these prices, corn, bean, wheat prices, fertilizer is a very wise investment by every farmer in North America. And yesterday closing within corn prices on the Chicago Board of Trade, new crop 2008 price, closing within $0.03 of $5. Farmers would be remiss not to put on all of the fertilizer that they agronomically should put on. We think that the logistics system is well in tune to handle that. There’s extra capacity in the rail systems with some perhaps slower movements of other commodities. We are well positioned to get all of the products to the customers throughout North America.

Charles Neivert: But I mean do you think that they have bought a large predomination of what they are going to need this year already, or is there still more to come for their current needs?

Jim Prokopanko: Rick, what’s your assessment?

Rick McLellan: There’s still more to come for the current needs. Last spring — spring’s planting pretty much emptied out the domestic warehouses and our customer’s warehouses. So refilling that chain has really been ramped up in the last six months, and there’s still much — there is still a portion for them to buy for the rest of this year.

Charles Neivert: Okay. I mean would you say that this year they have bought more in the fall and winter period than they did last year, and maybe spring will be a little bit lighter or they will continue to buy into the spring at the same level they did last year?

Rick McLellan: I think the comparison would be better. They bought more in the fall than they did the previous year to get ready for this, for which was — which ended up being a very successful fall season. And so the expectation is for good demand right straight through the spring.

Charles Neivert: Okay. Thank you.

Jim Prokopanko: Go ahead.

Christine Battist: Okay. We will take one more question before we close the call.

Operator: And your next question comes from the line of Bob Goldberg of Scopus Asset Management. Please proceed.

Bob Goldberg: Good morning.

Jim Prokopanko: Morning.

Bob Goldberg: Just one more follow up on the forward selling on phosphate. If you look at where pricing was both in Florida and on the export market, the big move, the big recent move really started in early December, which would be 12 weeks prior to the start of the fiscal fourth quarter. Prices moved up to about I think $550 a metric tonne in Florida and in the high $500s, $570 plus on the export market. Should we expect to see those types of price levels given an average of a 12-week lag in the forward sales book as we start the beginning of the fiscal fourth quarter on March 1st?

Jim Prokopanko: Yes, you are correct. And it is right in your — it is right to notice that this last run up in phosphate prices didn’t really kick in until December or the beginning of our third quarter. So we will see the kind of spot prices something closer to the kind of spot prices we have seen in the last few weeks show up in our fourth quarter.

Bob Goldberg: Thank you. So just to conclude that I am just — just to finish the point, I am sorry. So you would be starting the fiscal fourth quarter at that sort of price level for your realizations. Is that — would that be a fair conclusion to make?

Jim Prokopanko: At what sort of price level though?

Bob Goldberg: At the price levels I mentioned, early December price levels.

Jim Prokopanko: Yes. That’s right.

Bob Goldberg: Okay. Great. I appreciate that. Thank you.

Christine Battist: All right. That concludes our second quarter conference call this morning. Thank you very much.

Operator: Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.